Exhibit 3.2

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 11/09/2001
010570610 — 3409762
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
L & C LIGHTING GROUP, INC.
It is hereby certified that:
          FIRST: The name of the corporation is L & C Lighting Group, Inc.
          SECOND: The Amended and Restated Certificate of Incorporation of the corporation is hereby amended by striking out Article 1 thereof and by substituting in lieu of said Article the following new Article:
               “FIRST: The name of the corporation is Acuity Lighting Group, Inc.”
          THIRD: The amendment of the Amended and Restated Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Amended and Restated Certificate of Incorporation this 9th day of November, 2001.

/s/ Kenyon W. Murphy
Name:	Kenyon W. Murphy
Title:	Senior Vice President and General Counsel